Exhibit 4.2
GATEWAY FINANCIAL HOLDINGS, INC.
1999 BOR STOCK OPTION PLAN
(formerly THE BANK OF RICHMOND, N.A. STOCK OPTION PLAN)
     THIS IS A STOCK OPTION PLAN of Gateway Financial Holdings, Inc., a North Carolina corporation with its principal office in Virginia Beach, Virginia, assumed as a result of the merger of the Company’s principal subsidiary, Gateway Bank & Trust Co., with The Bank of Richmond, N.A., under which options may be granted from time to time to eligible Directors and Employees to purchase Stock, subject to the provisions set forth below.
ARTICLE I
Establishment, Purpose, and Duration
     1.1 Establishment of the Plan. The Plan was adopted by the Board of Directors of The Bank of Richmond, N.A. as of June 2, 1999 (the “Effective Date”). Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2.1 herein.
     1.2 Purpose of the Plan. The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing incentives to Employees and Directors that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value. The Plan is designed to provide flexibility to the Company, including its Subsidiaries, in its ability to motivate, attract, and retain the services of Employees and Directors upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.
     1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors of the Company to terminate the Plan at any time pursuant to Article X herein, until June 1, 2009 (the “Term”), at which time it shall terminate except with respect to Awards made prior to, and outstanding on, that date which shall remain valid in accordance with their terms.
ARTICLE II
Definitions
     2.1 Definitions. Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:
     (a) “Agreement” means a written agreement implementing the grant of each Award signed by an authorized officer of the Company and by the Participant.
     (b) “Award” means, individually or collectively, a grant under this Plan of Options.
     (c) “Award Date” or “Grant Date” means the date on which the grant of an Award is made under this plan.
     (d) “Board” or “Board of Directors” means the Board of Directors of the Company, unless otherwise indicated.

     (e) “Change in Control” means the occurrence, after the Effective Date, of either an “Acquisition of Controlling Ownership” (as defined in clause (i) below), a “Change in the Incumbent Board” (as defined in clause (ii) below a “Business Combination” (as defined in clause (iii) below), or a “Liquidation or Dissolution” (as defined in clause (iv) below).
          (i) “Acquisition of Controlling Ownership” means the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or I4(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”). Notwithstanding the foregoing, for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control:
               (A) any acquisition directly from the Company;
               (B) any acquisition by the Company;
               (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or
               (D) any acquisition by any corporation pursuant to a transaction which complies with paragraphs (A), (B) and (C) of clause (iii) of this Section 2.1(e).
          (ii) “Change in the Incumbent Board” means that individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. For this purpose, any individual who becomes a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be thereupon considered a member of the Incumbent Board (with his or her predecessor thereafter ceasing to be a member), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
          (iii) “Business Combination” means the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”) unless all of the following occur:
               (A) all or substantially all of the individuals and entities who were the beneficial owners respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries, in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be,
               (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business

Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and
               (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board or were elected by such majority at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.
          (iv) “Liquidation or Dissolution” means the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     (f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     (g) “Committee” means the Compensation Committee of the Board.
     (h) “Company” means Gateway Financial Holdings, Inc., or any successor thereto as provided in Article XII herein.
     (i) “Employee” means a common law employee of the Company or its Subsidiaries.
     (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (k) “Fair Market Value” of a Share means the closing sales price of the Stock on the relevant date if it is a trading date, or if not, on the most recent date on which the Stock was traded prior to such date, as reported by NASDAQ Global Market System, or if, in the opinion of the Committee, this method is inapplicable or inappropriate for any reason, the fair market value as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose.
     (l) “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Article VI, which is designated as an such and is intended to meet the requirements of Section 422 of the Code.
     (m) “Director” means a member of the Board.
     (n) “Non-Employee Director” means an individual who is a member of the Board of the Company or a Subsidiary who is not an Employee.
     (o) “Non-Qualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Article VI, which is not intended to be an Incentive Stock Option.
     (q) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
     (r) “Participant” means an Employee or Non-Employee Director who is granted an Award under the Plan.
     (s) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

     (t) “Plan” means this stock option plan, as hereafter from time to time amended.
     (u) “Stock” or “Shares” means the common stock of the Company.
     (v) “Subsidiary” shall mean a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more of its Subsidiaries.
ARTICLE III
Administration
     3.1 The Committee. The Plan shall be administered by the Committee which shall have all powers necessary or desirable for such administration. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which the Awards may be made and exercised; (ii) to determine all terms and provisions of each Agreement, which need not be identical; (iii) to construe and interpret the Agreements and the Plan; (iv) to establish, amend or waive rules or regulations for the Plan’s administration; (v) to accelerate the exercisability of any Award; and (vi) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.
     3.2 Delegation of Certain Duties. The Committee may in its sole discretion delegate all or part of its duties and obligations to designated officer(s) to administer the Plan with respect to Awards to Employees who are not subject to Section 16 of Exchange Act.
     3.3 Selection of Participants. The Committee shall have the authority to grant Awards under the Plan, from time to time, to such Employees and Directors as may be selected by it. Each Award shall be evidenced by an Agreement.
     3.4 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding.
     3.5 Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3, as amended (or any successor or similar rule), under the Exchange Act. Any provision of the Plan to the contrary notwithstanding, and except to the extent that the Committee determines otherwise: (i) transactions by and with respect to officers and directors of the Company who are subject to Section 16(b) of the Exchange Act (hereafter, “Section 16 Persons”) shall comply with any applicable conditions of SEC Rule 16b-3 and (ii) every provision of the Plan shall be administered, interpreted and construed to carry out the foregoing provisions of this sentence and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.
     3.6 Indemnification. In addition to such other rights of indemnification as they may have as directors or as members of the Committee and the members of the Committee or their delegate shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its Subsidiaries.
ARTICLE IV
Stock Subject to the Plan
     4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 672,378. Except as provided in Sections 4.2 and 4.3 herein, the issuance of Shares in connection with the exercise of, or as other payment for Awards, under the Plan shall reduce the number of Shares available for future Awards under the Plan.
     4.2 Lapsed Awards or Forfeited Shares. If any Award granted under this Plan terminates, expires, or lapses for any reason other than by virtue of exercise of the Award, any Stock subject to such Award again shall be available for the grant of an Award under the Plan.
     4.3 Delivery of Shares as Payment. In the event a Participant pays the Option Price for Shares pursuant to the exercise of an Option with previously acquired Shares, the number of Shares available for future Awards under the Plan shall be reduced only by the net number of new Shares issued upon the exercise of the Option.
     4.4 Capital Adjustments. The number and class of Shares subject to each outstanding Award, the Option Price (as hereinafter defined) and the aggregate number and class of Shares for which Awards thereafter may be made shall be subject to such adjustment; if any, as the Committee in its sole discretion deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Company.
ARTICLE V
Eligibility
     Persons eligible to participate in the Plan include all Employees and Directors who are selected for participation by the Committee.
ARTICLE VI
Option Grants
     6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant, provided, however, that (i) no Employee may be granted Options in any calendar year for more than 54,000 Shares and (ii) that the aggregate Fair Market Value (determined at the time the Award is made) of Shares with respect to which any Participant may first exercise ISOs granted under the Plan during any calendar year may not exceed $100,000 or such amount as shall be specified in Section 422 of the Code and rules and regulation thereunder (determined with regard to Options designated as ISOs which may be granted pursuant to Article VII hereof).
     6.2 Option Agreement. Each Option grant to an Employee shall be evidenced by an Agreement that shall specify the type of Option granted, the Option Price, the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options in the event of retirement, death, disability or other termination of employment, and such other provisions as the Committee shall determine. Unless otherwise provided in the Agreement pursuant to which they are received, one-third (1/3rd) of the Shares in each Option grant shall become exercisable on the first, second and third anniversaries of their Grant Date, provided however that, unless otherwise provided in the Agreement pursuant to which they are received, an Option shall be immediately exercisable upon a Change in Control. The Agreement shall specify whether the Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, or Non-Qualified Stock Option not intended to be within the provisions of Section 422 of the Code.
     6.3 Option Price. The exercise price per share of Stock (“Option Price”) covered by an Option granted to an Employee shall be determined by the Committee subject to the following limitations. The Option Price shall not be less than 100% of the Fair Market Value of such Stock on the Grant Date. In addition, an ISO granted to a Participant who, at the time of grant, owns (within the meaning of Section 425(d) of the Code) Stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company, shall have an Option Price which is at least equal to 110% of the Fair Market Value of the Stock.
     6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its Award Date. In addition, no ISO granted to an Employee who, at the time of grant, owns (within the meaning of Section 425(d) of the Code) Stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company, shall be exercisable later than the fifth (5th) anniversary date of its Award Date.
     6.5 Exercisability. Options under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants.
     6.6 Method of Exercise. Options shall be exercised by the delivery of a written notice to the Company in the form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares which shall be deemed to include any arrangements approved by the Committee for the delivery to the Company of the proceeds of a sale or margin loan in the case of a “cashless” exercise. The Option Price shall be payable to the Company in full either in cash (including, where approved by the Committee, the proceeds of a cashless exercise in the Committee’s discretion), by delivery of Shares of Stock valued at Fair Market Value at the time of exercise (in the Committee’s discretion), delivery of a promissory note (in the Committee’s discretion) or by a combination of the foregoing. As soon as practicable after receipt of written notice and payment, the Company shall deliver to the Participant, stock certificates in an appropriate amount based upon the number of Options exercised, issued in the Participant’s name. No Participant who is awarded Options shall have rights as a shareholder until the date of exercise of the Options.
     6.7 Restrictions on Stock Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under the Plan as it may deem advisable, including, without limitation, restrictions under the applicable Federal securities law, under the requirements of the National Association of Securities Dealers, Inc. or any stock exchange upon which such Shares are then listed and under any blue sky or state securities laws applicable to such Shares.
     6.8 Nontransferability of Options. Except as specifically provided in an Agreement pursuant to 6.9 below, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, and all Options granted under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE VII
Exercise Rules
     An Option may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the shares remaining subject to the Option.
ARTICLE VIII
Change in Control
     In the event of a Change in Control of the Company, the Committee, as constituted before such Change in Control, in its sole discretion may, as to any outstanding Award, either at the time the Award is made or any time thereafter, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date initially fixed by the Committee (assuming the Agreement with respect to the Award does not already provide for such acceleration); (ii) provide for the purchase or settlement of any such Award by the Company, upon a Participant’s request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of such Participant’s rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.
ARTICLE IX
Modification, Extension and Renewals of Awards
     Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards, or, if authorized by the Board, accept the surrender of outstanding Awards (to the extent not yet exercised) granted under the Plan and authorize the granting of new Awards pursuant to the Plan in substitution therefor, and the substituted Awards may specify a lower exercise price than the surrendered Awards, a longer term than the surrendered Awards or may contain any other provisions that are authorized by the Plan. The Committee may also modify the terms of any outstanding Agreement. Notwithstanding the foregoing, however, no modification of an Award, shall, without the consent of the Participant, adversely affect the rights or obligations of the Participant.
ARTICLE X
Amendment, Modification and Termination of the Plan
     10.1 Amendment, Modification and Termination. At any time and from time to time, the Board may terminate, amend, or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations.
     10.2 Awards Previously Granted. No termination, amendment or modification of the Plan other than pursuant to Section 4.4 herein shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.

ARTICL IX
Withholding
     11.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, State and local taxes (including the Participant’s FICA or other employment tax obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan.
     11.2 Stock Withholding. With respect to withholding required upon the exercise of Non-Qualified Stock Options or upon the occurrence of any other similar taxable event, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares of Stock having a Fair Market Value equal to the amount required to be withheld. The value of the Shares to be withheld shall be based on Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined. All elections shall be irrevocable and be made in writing, signed by the Participant on forms approved by the Committee in advance of the day that the transaction becomes taxable.
ARTICLE XII
Successors
     All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.
ARTICLE XIII
General
     13.1 Requirements of Law. The granting of Awards and the issuance of Shares of Stock under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required.
     13.2 Effect of Plan. The establishment of the Plan shall not confer upon any Employee any legal or equitable right against the Company, a Subsidiary or the Committee, except as expressly provided in the Plan. The grant of an Agreement shall not confer on such Participant any right to employment with the Company, or to a position as a Director, officer or Employee of the Company, nor shall it limit the right of the Company to remove such Participant from any position held by the Participant or to terminate the Participant’s employment at any time. Participation in the Plan shall not give any Employee any right to be retained in the service of the Company or any of its Subsidiaries.
     13.3 Creditors. The interests of any Participant under the Plan or any Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.
     13.4 Governing Law. The Plan, and all Agreements hereunder, shall be governed, construed and administered in accordance with and governed by the laws of the Commonwealth of Virginia and the intention of the Company is that ISOs granted under the Plan qualify as such under Section 422 of the Code.
     13.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.